UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2022

TREX COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14649	54-1910453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of Principal Executive Offices)	(ZIP Code)

(540) 542-6300

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	TREX	New York Stock Exchange LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 7, 2022, Trex Company, Inc. (Company), entered into a design-build agreement (the Agreement) with Gray Construction, Inc., a Kentucky corporation having a principal address of 10 Quality Street, Lexington, Kentucky and being qualified to do business in the state of Arkansas as James N. Gray Company (Gray Construction) for the project known as Trex Little Rock located at 6401 Thibault Rd., Little Rock, Arkansas 72206 (the Project). The Agreement is based on AIA Document A141-2014, Standard Form of Agreement between Owner and Design-Builder. In addition to Gray Construction serving as the prime contractor, Gray Architects and Engineers, P.S.C. is serving as the primary architect and Freeland Harris Consulting Engineers is providing consulting engineering services.

The Agreement provides that the Project will be constructed on the Trex campus in Little Rock, Arkansas. It will consist of designing and building a new manufacturing location for the Company on a greenfield site of approximately 289 acres. The Project consists of office space, manufacturing, utilities, site work, and landscaping. Design work began in early 2022 and construction began in the second quarter of 2022.

As previously announced, Trex is spending approximately $400 million on the manufacturing facility and campus and the budget for this Agreement is contained within this amount. The budgeted amount is subject to amendments and change orders that occur during construction but will be limited by a guaranteed maximum price. Gray Construction is also entitled to receive reimbursement for expenses including but not limited to transportation and authorized out-of-town travel, dedicated data and communication services, printing, reproductions, plots, taxes levied on professional services and other Project-related expenditures. Payment for the Project will be made on a monthly basis based on work performed during the month. The Company intends to pay for the Project primarily from cash on hand, although the Company reserves the right to utilize its line of credit if it believes it is in the best interest of the Company to do so.

The Agreement further provides that Gray Construction will provide the Company with customary periodic reviews, certifications, indemnification and warranties. The Company has the right to terminate the Agreement for cause and also for convenience. If the Company terminates the Agreement for cause, among other remedies, the Company has the right to take control of the Project and complete it. If the cost exceeds the unpaid balance due under the agreement, Gray Construction will be liable to pay the difference to the Company. If the Company terminates the contract for convenience, Gray Construction is entitled to receive payment for the work completed and costs incurred as a result of the termination along with Gray Construction’s fees on the costs uncured due to the termination, including cancellation costs.

Construction is estimated to be completed in 2024. Upon completion, the factory will be the third manufacturing plant in the U.S. for Trex, which has operations in Virginia and Nevada.

This summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Trex Company, Inc. herewith files the following exhibits:

Exhibit No.	Description

10.1	AIA Document A141 – 2014 Agreement dated July 7, 2022 by and between Trex Company, Inc. and Gray Construction, Inc., a Kentucky corporation having a principal address of 10 Quality Street, Lexington, Kentucky and being qualified to do business in the state of Arkansas as James N. Gray Company. FILED HEREWITH

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: July 12, 2022	/s/ Dennis C. Schemm
Dennis C. Schemm
Senior Vice President and
Chief Financial Officer